Exhibit 10.1

Canaccord Adams Inc. 99 High Street Boston, MA 02110 T: 617.371.3900

CONFIDENTIAL

COPY ONE OF TWO

January 8, 2010

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Attention:	Mark B. Knudson
President and Chief Executive Officer

Dear Mr. Knudson,

This letter (the “Agreement”) will confirm the basis upon which EnteroMedics, Inc. (“Client”) has engaged Canaccord Adams Inc. (together with its affiliates, control persons, officers, directors, employees and agents, “CA”) to act as Client’s exclusive agent and financial advisor in connection with the placement, on a best efforts basis, of one or more classes or series of securities (the “Securities”). The Securities may take the form of (i) debt securities, including secured or unsecured senior or subordinated notes or debentures (but excluding senior loans from a commercial bank), whether convertible or exchangeable into equity securities, or otherwise, or (ii) equity securities, including common or preferred stock, securities convertible into common or preferred stock (including convertible preferred stock and convertible), or any other derivative or similar securities the value of which is derived, in whole or in part, from the value of the underlying equity security. The placement of the Securities shall be referred to as the “Placement.”

As of the date of this Agreement, Client intends to issue shares of the Securities which, in the aggregate, equate approximately to an amount of $5,500,000. The Securities will be offered on a limited basis to accredited investors (the “Investors”). The selection of each Investor shall be from a list of potential Investors assembled by Client and CA and the Client’s other advisors. The number and price of the Securities the Client shall ultimately agree to issue is entirely within Client’s sole discretion.

The sale of Securities in the Placement shall be made by Client directly to Investors pursuant to an effective registration statement filed with the United States Securities and Exchange Commission.

1.	Services to be Rendered. In performing its agency and advisory roles, CA will:

a)	Familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of Client;

b)	Assist Client in the development of descriptive textual and financial materials for distribution to potential Investors;

c)	Review with Client a list of potential Investors; and

d)	Solicit offers from potential Investors, collaborate with Client in the development and proposal of terms of any offers, and participate in, and assist Client with, negotiations in connection with the consummation of the Placement.

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2.	Best Efforts. It is understood that the CA’s involvement in the Placement is strictly on a best efforts basis and that the consummation of the Placement will be subject to, among other things, market conditions.

3.	Client’s Responsibilities, Representations and Warranties. Client hereby agrees to the following:

a)	The sale of Securities to any Investor will be evidenced by a purchase agreement (each a “Purchase Agreement”) between Client and each such Investor in a form reasonably satisfactory to Client and CA. Prior to the signing of any Purchase Agreement, officers of the Client with responsibility for financial affairs will be available to answer inquiries from prospective Investors. The Client (i) represents and warrants that the representations and warranties contained in the Purchase Agreements will be true and correct in all respects on the date of such Purchase Agreements and on the Closing Date and (ii) agrees that CA shall be entitled to rely on such representations and warranties as if they were made directly to CA.

b)	The selling price of the Securities to be issued and sold by Client pursuant to the Purchase Agreements will be specified in writing by the CA on behalf of Client to the prospective Investors prior to the execution of the Purchase Agreements, subject to Client’s approval.

c)	Client represents and warrants that it will, at all times during the term of this Agreement, comply with all SEC rules and regulations, including, but not limited to, the rules and regulations promulgated pursuant to Regulation FD (Fair Disclosure) under the Securities and Exchange Act of 1934, as amended, relating to the selective disclosure of material nonpublic information.

d)	For a period of ninety (90) days from the date of the Placement, Client will not, without the prior written consent of CA, sell, contract to sell or otherwise dispose of or issue any securities of Client, except pursuant to previously issued options, any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof, any employee benefit or similar plan of Client in existence on the date hereof or duly adopted hereafter, or any technology license agreement, strategic alliance or joint venture in existence on the date hereof or which Client may enter into hereafter.

4.	Fees. In consideration for its services hereunder, Client shall pay to CA the following fees with such cash amounts payable by wire transfer of immediately available funds:

a)	Upon and subject to the closing of a Placement, a Success Fee equal to 6.0% of the Gross Proceeds (as hereinafter defined).

For purposes hereof, the term “Gross Proceeds” shall mean the aggregate proceeds received by Client from any Investor or Investors at the closing (or closings if there shall be more than one) of the Placement.

5.	Expenses. In addition to any fees that may be payable to CA hereunder and regardless of whether any Placement is proposed or consummated, Client hereby agrees, from time to time upon CA’s request, to reimburse CA for (a) all reasonable fees and disbursements of counsel retained by CA with Client’s consent, (b) all of CA’s reasonable travel and related expenses arising out of CA’s engagement hereunder, and (c) any other reasonable out-of-pocket expenses incurred by CA in connection with the performance of its services hereunder.

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6.	Confidentiality. Client acknowledges that this Agreement and all opinions and advice (whether written or oral) given by CA to Client in connection with CA’s engagement are intended solely for the benefit and use of Client. Client further acknowledges that neither the terms of this Agreement nor any of CA’s opinions or financial advice will be disclosed to any third party, without the prior written consent of CA, except as required by law. CA agrees that any non-public information relating to Client or any potential Investor received by CA from or at the direction of Client will be used by CA solely for the purpose of performing its agency and advisory roles and that CA will maintain the confidentiality thereof. Notwithstanding the foregoing, CA may disclose confidential information hereunder (i) to such of its employees and advisors as CA determines have a need to know and who are bound to hold such information confidential, and (ii) to the extent necessary to comply with any order or other action of a court or administrative agency of competent jurisdiction.

7.	Due Diligence. It is understood that CA’s role in the Placement will be subject to the satisfactory completion of investigation and inquiry into the affairs of Client as CA deems appropriate and necessary under the circumstances (“Due Diligence”) and the approval of CA’s internal committee. CA shall have the right, in its sole discretion, to terminate its involvement in the Placement if the outcome of the Due Diligence is not to its satisfaction or if approval of its internal committee is not obtained (“Early Termination”).

8.	Exclusivity. During the term of this Agreement Client will not, and will not permit its representatives, to: (i) contact or solicit institutions, corporations or other entities as potential purchasers of the Securities; or pursue any financing transaction which would be in lieu of the contemplated Placement. Furthermore, Client agrees that during the term of this Agreement, all inquiries, whether direct or indirect, from prospective Investors will be referred to CA and will be deemed to have been contacted by CA in connection with the Placement. Client may reject any potential Investor if, in its discretion, Client believes that the inclusion of such Investor in as a purchaser of the Securities would be incompatible with the best interests of Client. Client shall not be obligated to sell the Securities or to accept any offer thereof, and the terms of such Securities and the final decision to issue the same shall be subject to the discretionary approval of Client.

9.	Term and Termination of Engagement. The term of this Agreement shall extend from the date hereof until the first anniversary of the date hereof or earlier termination under this Section 9. CA’s engagement hereunder shall terminate prior to expiration upon the earlier to occur of: (i) Early Termination; (ii) the closing of the Placement; (iii) the earlier termination of this Agreement by either Client or CA at any time for any reason, upon thirty (30) days written notice to the other party. The agreement may be extended beyond the initial one (1) year term if both Client and CA agree to such extension in writing. In the event this Agreement expires or is terminated prior to the closing of the Placement, the rights and obligations of the parties shall cease except as set forth in Section 6 and Section 9(a) and 9(b) below.

a)	Unless terminated by CA pursuant to clauses (i) or (iii) above, CA will be entitled to its full fee under Section 4 hereof in the event that at any time prior to the expiration of twelve (12) months after the termination or expiration of this Agreement: (i) a Placement or other similar non-public transaction (other than any transaction in which Client is the acquiror) is consummated; or (ii) Client reaches an agreement in principle for the sale of the Securities to any Investor which CA previously solicited or sought to solicit but was not permitted to do so due to Client’s rejection of such proposed Investor. Upon Client’s request, at the termination or expiration of this Agreement, CA will supply Client with a list of Investors which the CA has solicited (or sought to solicit but was not permitted to do so due to Client’s rejection of such proposed Investors); and

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b)	The provisions of this Section 9 and of Sections 3, 4, 5, 6, 10 and 11 hereof shall survive such termination.

10.	Indemnification; Contribution. In consideration of and as a condition precedent to Canaccord Adams undertaking the engagement contemplated by this letter, the Company agrees to the indemnification provisions and other matters set forth in Annex A, which is incorporated by reference into this Agreement.

11.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of law provisions thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived by Client and CA. Client and CA hereby submit to the non-exclusive jurisdiction of the Federal and State courts located in Boston, Massachusetts, in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

12.	Reliance on Others. Client confirms that it will rely on its own counsel and accountants for legal and accounting advice.

13.	Attorneys Fees. In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding.

14.	Miscellaneous. Nothing in this Agreement is intended to obligate or commit CA to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Client and CA represent and warrant that each has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement and that the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

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If you are in agreement with the foregoing, please sign both copies, retain Copy One for your records and return Copy Two, whereupon the Agreement shall become effective as of the date hereof.

Sincerely,

Canaccord Adams Inc.

By:
Jeffrey G. Barlow
Managing Director

Accepted and Agreed:

EnteroMedics Inc.

By:
Mark B. Knudson
President and Chief Executive Officer

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Annex A

In the event that Canaccord Adams Inc. or any of its affiliates (“Canaccord Adams”), the respective shareholders, directors, officers, agents or employees of Canaccord Adams, or any other person controlling Canaccord Adams (collectively, together with Canaccord Adams, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of EnteroMedics Inc. (the “Company”), in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex A is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to private placement memoranda used to offer securities of the Company in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will reimburse such Indemnified Person for its legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of Canaccord Adams or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of Canaccord Adams in performing the services that are the subject of the engagement, then Canaccord Adams will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Canaccord Adams which is the subject of such determination. The Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Adams in performing the services that are the subject of the engagement.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of Canaccord Adams as described above), the Company and Canaccord Adams shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Canaccord Adams, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Canaccord Adams on the other hand; provided, however, that in no event shall the amounts to be contributed by Canaccord Adams exceed the fees actually received by Canaccord Adams in the engagement. Relative benefits to the Company, on the one hand, and Canaccord Adams, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Canaccord Adams in the engagement.

The Company also agrees that neither Canaccord Adams nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to

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the extent that any Losses incurred by the Company are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Adams in performing the services that are the subject of the engagement.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The letter to which this Annex A is attached, including this Annex A, and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Annex A is brought by or against any Indemnified Person. CANACCORD ADAMS HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR CANACCORD ADAMS’S PERFORMANCE OF SERVICES THAT ARE THE SUBJECT THEREOF.

The provisions of this Annex A shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.